Exhibit 6(s)

EXPENSE LIMITATION AGREEMENT

VOYA MUTUAL FUNDS

This EXPENSE LIMITATION AGREEMENT (this “Agreement”), effective November 18, 2014, by and between Voya Investments, LLC (the “Investment Manager”), Voya Mutual Funds (the “Registrant”) and CBRE Clarion Securities LLC (the “Sub-Adviser”). The Registrant is a series fund investment company, and is entering into this Agreement on behalf of, and this Agreement shall apply to, each series of the Registrant set forth on Schedule A hereto (each a “Fund,” collectively the “Funds”), as such schedule may be amended from time to time to add or delete series.

WHEREAS, the Registrant is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company; and

WHEREAS, the Registrant, the Investment Manager and the Sub-Adviser desire that the provisions of this Agreement do not adversely affect a Fund’s status as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), do not interfere with a Fund’s ability to compute its taxable income under Code Section 852, do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code Section 562, and do comply with the requirements of Revenue Procedure 99-40 (or any successor pronouncement of the Internal Revenue Service); and

WHEREAS, the Registrant and the Investment Manager have entered into an investment management agreement (the “Management Agreement”), pursuant to which the Investment Manager provides investment advisory services to each Fund; and

WHEREAS, the Investment Manager and the Sub-Adviser have entered into an investment management sub-advisory agreement (the “Sub-Advisory Agreement”), pursuant to which the Sub-Adviser provides investment advisory services to one or more of the Funds; and

WHEREAS, the Registrant, the Investment Manager and the Sub-Adviser have determined that it is appropriate and in the best interests of the Funds and their shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund might otherwise be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Expense Limitation.

1.1           Applicable Expense Limit. To the extent that the ordinary operating expenses, including but not limited to investment advisory fees payable to the Investment Manager, but excluding interest, taxes, other investment-related costs, leverage expenses (as defined below), extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of such Fund’s business, and expenses of any counsel or other persons or services retained by such Fund’s Trustees who are not “interested persons,” as that term is defined in the 1940 Act, of the

Investment Manager (the “Fund Operating Expenses”), incurred by a class of a Fund listed on Schedule A during any term of this Agreement (the “Term”) exceed the Operating Expense Limit, as defined in Section 1.2 below, for such class for such Term, such excess amount (the “Excess Amount”) shall be the liability of the Investment Manager. For the purposes of this Agreement, leverage expenses shall mean fees, costs and expenses incurred by a Fund’s use of leverage (including, without limitation, expenses incurred by a Fund in creating, establishing and maintaining leverage through borrowings or the issuance of preferred shares).

1.2           Operating Expense Limit. The Operating Expense Limit in any Term with respect to each class of a Fund shall be the amount specified in Schedule A.

1.3           Daily Computation. The Investment Manager shall determine on each business day whether the aggregate Term to date Fund Operating Expenses for any class of a Fund exceed the Operating Expense Limit, as such Operating Expense Limit has been pro-rated to the date of such determination (the “Pro-Rated Expense Cap”). If, on any business day, the aggregate Term to date Fund Operating Expenses for any class of a Fund do not equal the Pro-Rated Expense Cap for that class, the amount of such difference shall be netted against the previous day’s accrued amount for Excess Amounts or Recoupment Amounts (as defined below), and the difference shall be accrued for that day as an Excess Amount or Recoupment Amount as applicable.

1.4           Payment. At the end of each month, the accruals made pursuant to Section 1.3 above shall be netted, and the result shall be remitted by the Investment Manager to the Fund (pursuant to Section 1.1 above) if such netting results in an Excess Amount, and it shall be remitted to the Investment Manager if such netting results in a Recoupment Amount and the Investment Manager is entitled to a Recoupment Amount pursuant to Section 2 below. Any such amounts remitted to a Fund, or repaid by a Fund, shall be allocated among the classes of the Fund in accordance with the terms of the Fund’s Multiple Class Plan Pursuant to Rule 18f-3 under the 1940 Act. For avoidance of doubt, any payments made pursuant to Section 1.1 and this Section 1.4 may include waivers of Fund-level expenses, such as management fees, custodian fees, and other expenses related to the management of the Trust’s assets which must be allocated proportionately among all classes, and reimbursements of Class-specific expenses, which may be waived or reimbursed at different amounts for individual classes. The Registrant may offset amounts owed to a Fund pursuant to this Agreement against the Fund’s advisory fee payable to the Investment Manager.

2.          Right to Recoupment. If the Investment Manager has waived or reduced any investment advisory fees, or made any payments pursuant to Section 1.4 above, relating to any of the 36 months immediately preceding any month end calculation pursuant to Section 1.4 above, the Investment Manager shall be entitled to recoup from a Fund any such investment advisory fees waived or reduced and any such payments made (collectively, a “Recoupment Amount”), if (i) on the date of any calculation under Section 1.3, the aggregate Term to date Fund Operating Expenses for any class of a Fund are less than that day’s Pro-Rated Expense Cap for that class, and (ii) such Recoupment Amounts have not already been recouped. Any amounts recouped from a class of a Fund shall be recouped in accordance with the principles of the Fund’s Multiple Class Plan Pursuant to Rule 18f-3 under the 1940 Act. Amounts recouped shall be allocated to

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the oldest Recoupment Amounts during such 36-month period until fully recouped, and thereafter to the next oldest Recoupment Amounts, and so forth.

3.	Contribution by Sub-Advisers.

3.1           Waiver and/or reduction of fees. The Sub-Adviser agrees to waive and/or reduce its investment advisory fees under the Sub-Advisory Agreement, in the same percentage, and for the same time period, for any Fund subject to the Sub-Advisory Agreement for which the Investment Manager waives and/or reduces its investment advisory fees under the Management Agreement.

3.2           Payment of Excess Amounts. The Sub-Adviser shall pay to the Investment Manager a portion of any Excess Amounts paid by the Investment Manager hereunder with regard to any Fund subject to the Sub-Advisory Agreement. The Sub-Adviser’s portion of such Excess Amounts shall be the same percentage of such Excess Amounts as the percentage of the investment advisory fees for such Fund that the Sub-Adviser receives from the Investment Manager. The Investment Manager may offset amounts owed to the Investment Manager pursuant to this Section 3.2 against the sub-advisory fees paid to the Sub-Adviser. Otherwise, the Investment Manager shall provide an invoice to the Sub-Adviser and the Sub-Adviser shall pay such invoice promptly upon receipt.

3.3           Allocation of Recoupments. The Investment Manager shall promptly remit to the Sub-Adviser a portion of any amounts recouped by the Investment Manager pursuant to Section 2 of this Agreement that relate to the waiver and/or reduction of fees or the payment of Excess Amounts by the Sub-Adviser. The portion to be paid to the Sub-Adviser shall be the same percentage of the Recoupment Amount as the percentage of the waiver and/or reduction of fees or the payment of Excess Amounts by the Sub-Adviser bears to the total waiver and/or reduction of fees or the payment of Excess Amounts to which such recoupment relates.

3.4           Accounting. The Investment Manager will provide to the Sub-Adviser reasonable access to the books and records of the applicable Fund and the Investment Manager for the purpose of confirming the amounts waived, reduced, paid or recouped by the Investment Manager under this Agreement.

3.5           Term and Termination of Sub-Advisers’ Obligations and Rights. The Sub-Adviser’s obligations under Sections 3.1 and 3.2, and its rights under Section 3.3, shall begin as of the date the Sub-Adviser becomes a signatory hereto and shall end upon the earlier of the termination of this Agreement, the Management Agreement or the Sub-Advisory Agreement.

4.          Term and Termination. This Agreement shall have an initial term with respect to each Fund ending on the date indicated on Schedule A, as such schedule may be amended from time to time. Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Investment Manager provides written notice of the termination of this Agreement to a lead Independent Trustee of the Registrant within 90 days of the end of the then current term for that Fund and such termination is approved by the Board of Trustees of the Registrant. In addition, this Agreement shall terminate with respect to a Fund upon termination

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of the Management Agreement with respect to such Fund, or it may be terminated by the Registrant, without payment of any penalty, upon written notice to the Investment Manager at its principal place of business within 90 days of the end of the then current term for a Fund.

5.	Miscellaneous.

5.1           Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

5.2           Interpretation. Nothing herein shall be deemed to require the Registrant or a Fund to take any action contrary to the Registrant’s articles of incorporation, declaration of trust, or similar governing document, an applicable prospectus or statement of additional information, or any applicable statutory or regulatory requirement, or to relieve or deprive the Registrant’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Registrant or the Funds.

5.3           Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement, the Sub-Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement, Sub-Advisory Agreement or the 1940 Act.

5.4           Amendments. This Agreement, including the applicable expense limits for a Fund as set forth on Schedule A, may be amended only by a written agreement signed by each of the parties hereto and such amendment is approved by the Board of Trustees of the Registrant.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

VOYA MUTUA FUNDS		VOYA INVESTMENTS, LLC

By:	/s/ Kimberly A. Anderson	By:	/s/ Todd Modic
Name:	Kimberly A. Anderson	Name:	Todd Modic
Title:	Senior Vice President	Title:	Senior Vice President

CBRE CLARION SECURITIES LLC

By:	/s/ David J. Makowicz
Name:	David J. Makowicz
Title:	COO

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SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA MUTUAL FUNDS

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit Percentage
Name of Fund*	(as a percentage of average net assets)
	Class A	Class B	Class C	Class I	Class W

Voya International Real Estate Fund Initial Term Expires March 1, 2016	1.50%	2.25%	2.25%	1.25%	1.25%

HE
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Effective Date: November 18, 2014 in connection with the Voya Financial, Inc. change of control.

*	This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

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November 18, 2014

Voya Mutual Funds

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re:	Expense Limitations

Ladies and Gentlemen:

Voya Mutual Funds (“VMF”), Voya Investments, LLC (“VIL”) and CBRE Clarion Securities LLC (“Clarion”) are parties to an Expense Limitation Agreement dated November 18, 2014 (the “ELA”) that limits the expenses of Voya International Real Estate Fund (“Real Estate Fund”), a series of VMF. Pursuant to the ELA: (1) VIL waives its investment advisory fee in an amount sufficient to achieve Real Estate Fund’s Operating Expense Limits, as set out in the ELA; and (2) for so long as the sub-advisory fees payable to Clarion with respect to Real Estate Fund are equal to 50% of the advisory fee payable to VIL by the Fund, Clarion reduces its sub-advisory fees in an amount sufficient to pay 50% of any Excess Amount, as such term is defined in the ELA, paid by VIL to Real Estate Fund under the ELA. Real Estate Fund’s Operating Expense Limits under the ELA are as follows:

	Maximum Operating Expense Limit
Name of Fund	(as a percentage of average net assets)
	Classes
	A	B	C	I	W
Voya International Real Estate Fund	1.50%	2.25%	2.25%	1.25%	1.25%

By executing this letter, VIL and Clarion agree to amend the ELA to provide for a second expense limitation arrangement (the “Second ELA”) whereby: (1) Real Estate Fund’s operating expenses will be further limited; and (2) Clarion will pay the incremental costs associated with the Second ELA. The operating expense limits under the Second ELA (the “Lower Operating Expense Limits”) are set out below.

	Maximum Operating Expense Limit
Name of Fund	(as a percentage of average net assets)
	Classes
	A	B	C	I	W
Voya International Real Estate Fund	1.45%	2.20%	2.20%	1.20%	1.20%

As noted above, Clarion will pay any and all additional amounts necessary to achieve the Lower Operating Expense Limits. This obligation is separate and apart from Clarion’s existing obligation to bear, in certain circumstances, a portion of the fees necessary to achieve the current Operating Expense

November 18, 2014

Limits set out in the ELA. The maximum fee that Clarion would pay pursuant to the terms of the Second ELA is five (5) basis points, computed based upon Real Estate Fund’s assets under management.

By way of example, if the ordinary operating expenses incurred by Real Estate Fund’s Class A shares are 160 basis points, Real Estate Fund’s Class A Operating Expense Limits will be lowered: (1) to 150 basis points pursuant to the existing terms of the ELA (i.e., through waivers of advisory and, when applicable, sub-advisory fees); and (2) from 150 basis points to 145 basis points pursuant to the Second ELA (i.e., through Clarion’s waiver and/or reimbursement of sub-advisory fees in an amount equal to an additional five (5) basis points).

The implementation of the Second ELA will not affect the operation of the ELA, and the current arrangements in place for achieving the Operating Expense Limits set out in the ELA will continue. VMF, VIL and Clarion each agrees to be bound to the terms of the Second ELA for the period from November 18, 2014 through March 1, 2015. The method of computation used to determine the amount of the fee waiver and the definitions as set forth in the ELA shall apply to the Second ELA.

Any fees waived pursuant to the Second ELA shall not be eligible for recoupment. Clarion acknowledges that it shall not be entitled to collect on or make a claim for fees waived or expenses reimbursed pursuant to the Second ELA at any time in the future.

This letter agreement replaces the previous letter agreement, dated December 31, 2013.

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of Voya Mutual Funds.

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November 18, 2014

By signing below, each of VIL and Clarion acknowledges and agrees to the terms of this Agreement, which amends the ELA to include provisions governing the Second ELA, and specifically acknowledges its consent to each such term. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

Voya Investments, LLC		CBRE Clarion Securities LLC

By:	/s/ Todd Modic	By:	/s/ David J. Makowicz
	Todd Modic		Name: David J. Makowicz
	Senior Vice President		Title: COO

VMF’s signature below acknowledges VMF’s
acceptance of this Agreement

Voya Mutual Funds

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Mutual Funds